Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ANGI INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Angi Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.             Article XII of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

“ARTICLE XII

(A)       Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock), the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Class I directors shall initially serve for a term expiring at the 2025 annual meeting of stockholders, Class II directors shall initially serve for a term expiring at the 2026 annual meeting of stockholders and Class III directors shall initially serve for a term expiring at the 2027 annual meeting of stockholders. The Board of Directors is authorized to assign members of the Board already in office to their respective class. At each annual meeting of stockholders commencing with the 2025 annual meeting of stockholders, the directors of the class to be elected at each annual meeting of stockholders shall be elected for a three-year term; provided, however, that commencing with the 2030 annual meeting of stockholders, (i) the directors of the class to be elected at the 2030 annual meeting shall be elected for a term expiring at the next annual meeting of stockholders, and (ii) the directors of the classes to be elected at the 2031 annual meeting shall be elected for a term expiring at the next annual meeting of stockholders. Commencing with the 2032 annual meeting of stockholders, the Board of Directors shall no longer be classified and all directors shall thereafter be elected for a one-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the size of the Board shall hold office for a term that shall coincide with the term of the class into which the director is elected. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office, provided, however, that if no successor is being nominated for a director whose term is expiring at an annual meeting and the size of the Board of Directors is being reduced at such annual meeting, such director’s term shall end at such annual meeting and such director shall not hold over until a successor is elected and qualified.

(B)       Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) (and not by stockholders), although less than a quorum, or by any such sole remaining director.”

2.             Article XIV of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

“ARTICLE XIV

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the General Corporation Law of the State of Delaware, as amended from time to time, and this Article XIV and may not be taken by written consent of stockholders without a meeting.”

3.             The foregoing amendments to the Restated Certificate were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.             This Certificate of Amendment, and the amendments effected hereby, shall become effective at 4:31 p.m. Eastern Time on March 31, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 31st day of March, 2025.

ANGI INC.

By:	/s/ Shannon Shaw
Name: Shannon Shaw
Title: Chief Legal Officer & Secretary